ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          INVESCO VARIABLE FUNDS, INC.


      INVESCO Variable Funds, Inc., a corporation organized and existing under the General Corporation Law of the State of Maryland, registered as an open-end investment company under the Investment Company Act of 1940, and having its registered office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Article I of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

                                    ARTICLE I

      NAME AND TERM The name of the corporation is INVESCO Variable Funds, Inc. The corporation shall have perpetual existence.

      SECOND:  The foregoing  amendment,  in accordance with the requirements of
Section 2-408 of the General Corporation Law of the State of Maryland, was unanimously approved by the Corporation's board of directors by consent resolution effective October 4, 1993. No shares of capital stock entitled to vote on the foregoing amendment were outstanding or subscribed for at the time of director approval of the said amendment.

      THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 2-603 of the General Corporation Law of the State of Maryland.

      FOURTH: The undersigned, the president of the Corporation, who is executing on behalf of the Corporation the foregoing Articles of Amendment, of which this paragraph is a part, hereby acknowledges, in the name of and on behalf of the Corporation, that the foregoing Articles of Amendment are the corporate act of the Corporation and further verifies under oath that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

      IN WITNESS WHEREOF, INVESCO Variable Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its president and witnessed by its secretary on the 21st day of October, 1993.

      These Articles of Amendment shall be effective upon acceptance by the Maryland State Department of Assessments and Taxation.

                                          INVESCO Variable Funds, Inc.


                                          By:   /s/ Dan J. Hesser
                                                -------------------------
                                                Dan J. Hesser, President

ATTEST:


By:   /s/ Glen A. Payne
      ------------------------
      Glen A. Payne, Secretary


      I, Terri L. Smedra, a notary public in and for the City and County of Denver, and State of Colorado, do hereby certify that Dan J. Hesser, personally known to me to be the person whose name is subscribed to the foregoing Articles of Amendment, appeared before me this date in person and acknowledged that he signed, sealed and delivered said instrument as his full and voluntary act and deed for the uses and purposes therein sst forth.

      Given my hand and official seal this 21st day of October, 1993.



                                          /s/ Terri L. Smedra
                                          ----------------------------
                                          Notary Public

                                          Address:    7800 E. Union Avenue
                                                      Denver, Colorado 80237

My Commission expires:  March 2, 1996